EXHIBIT 23.1



   Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan of our report dated March 26, 2007, except for Note 14, as to which the date is March 29, 2007, with respect to the consolidated financial statements and schedule of NextWave Wireless Inc. as of December 30, 2006 and December 31, 2005 and for the year ended December 30, 2006 and the period from April 13, 2005 (inception) to December 31, 2005, included in its Annual Report (Form 10-K) for the year ended December 30, 2006 filed with the Securities and Exchange Commission.





/s/  Ernst & Young LLP,

San Diego, California
July 11, 2007